Exhibit 99.3

AGREEMENT TO ACQUIRE CSS INDUSTRIES, INC.

EMPLOYEE Q&A

20 January 2020

ANNOUNCEMENT HIGHLIGHTS

▪	We are delighted to announce that we have entered into an agreement to acquire CSS Industries, Inc. (“CSS”), a US based designer and manufacturer of craft, seasonal and gift products

▪	The acquisition will bring together DG, as the global leader in gift packaging, with a major supplier of creative crafts, and is set to double the size of our Design Group Americas business

▪	As CSS is a public company in the United States, subject to applicable US securities laws and regulations, as well as the rules of the New York Stock Exchange, at this stage we are only able to announce our agreement to acquire the business – formal completion of the acquisition is likely to occur during the current calendar quarter once CSS’ broad shareholder base has had the opportunity to consider DG’s offer for the business and tender their shares

▪	Both the DG and CSS Board of Directors are unanimously in favour of the acquisition and we expect to welcome the CSS team to DG during the first calendar quarter of 2020

WHAT IS CSS?

▪	CSS specialises in the creative development, manufacture and sale of its craft, seasonal and gift products through a multi-channel distribution model to a broad base of leading mass, speciality and online retailers and distributors, predominately within the US

▪	CSS is a long standing, established business with a number of well-known brands, some of which have origins as far back as the mid 1800’s. Under the leadership of Chris Munyan and his executive team, the business has scaled substantially through a combination of organic growth and acquisitions

▪	CSS is listed on the New York Stock Exchange, and whilst it has its principal operations across the US, it also has operations in the UK, China, Hong Kong, India, Australia and Mexico

▪	The business is headquartered in Plymouth Meeting, Pennsylvania and has 1,600 employees located in the US, with an additional 300 located in overseas operations

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WHAT ARE THE BENEFITS OF THE ACQUISITION?

▪	The combination of DG and CSS is compelling, and is set to provide multiple benefits for employees, customers, suppliers and shareholders alike

▪	The acquisition will:

o	Provide our customers with an improved product offering and substantially enhanced “one-stop-shop”;

o	Reinforce our position as the global industry leader in gift packaging, and establish a leading position within the US craft market;

o	Rapidly grow our “Everyday” product category, online revenues and presence within the floral decorative packaging industry;

o	Substantially increase our US manufacturing capability and expand our US distribution network; and

o	Provide for considerable synergy opportunities, which will help us become more efficient as an enlarged group and create value for our shareholders.

WHAT IS THE ACQUISITION PROCESS AND WHEN WILL IT COMPLETE?

▪	Unlike previous transactions we have completed, because CSS is a public company in the United States, subject to applicable US securities laws and regulations, as well as the rules of the New York Stock Exchange, there are a number of formal legal protocols we will need to go through before the acquisition can complete and we can welcome the CSS team to DG

▪	Like DG, as a listed business, CSS has a broad range of institutional, private and management shareholders that need to be presented the offer so that they have the opportunity to tender their shares to DG

▪	DG will commence the tender offer to CSS shareholders shortly after this announcement, under which they will offer to purchase all of the outstanding shares of CSS for $9.40 per share

o	The closing of the tender offer is subject to customary closing conditions, including the tender of at least 51% of the outstanding shares of CSS

o	The merger agreement contemplates that DG, will acquire any shares of CSS that are not tendered into the offer through what’s commonly called a “second-step merger”, which will be completed as soon as practicable following the closing of the tender offer

▪	As the proposed acquisition is unanimously being recommended by CSS’ Board of Directors, we are confident of the success of the tender offer and that CSS will formally join DG during the first calendar quarter of 2020 once completion has occurred

▪	We will keep you updated as we move forward to completion

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WHAT DO WE SAY TO CUSTOMERS AND SUPPLIERS IN THE MEANTIME?

▪	Until such time as the acquisition completes, DG will continue to operate as business as usual - it is important that we do this for regulatory reasons and we must ensure both businesses remain separate in all that they do until completion has occurred

▪	In practice this means:

o	Please do not discuss business with your CSS counterparts or confer in any manner that would be inconsistent with the activities of normal competitive companies

o	Our relationships with our customers, vendors, licensors and suppliers remains unchanged until the transaction is completed

o	We should make no business decisions jointly with CSS, and we should not share competitively sensitive information with anyone at CSS, such as pricing (including discounts and rebates); product-specific cost information; formulae or analyses that determine costs or prices; sales or marketing strategies; bid information, including amounts, decisions to bid, and customer requirements

o	We should not work with CSS on future business opportunities or hold ourselves out as a single entity to anyone, including customers and vendors

If there are any concerns or questions on this, please refer these to Joy Laws, DG General Counsel in the UK

▪	We are at liberty however to discuss the announcement which has been made today, and furthermore will be proactively reaching out to discuss this development with our key customers and suppliers

▪	As I hope you can see from the announcement, the prospect of CSS joining DG is tremendously exciting and will offer considerable opportunities to our customers and suppliers alike once formal completion has occurred – in the meantime, we will continue to provide our DG customers with the high levels of service they have come to expect, and operate with our suppliers in our usual way

▪	At formal completion, we will be providing more detailed customer and supplier communication guidelines so that everyone on the DG and CSS side are clear how we will operate as an enlarged group following completion

WHAT WILL THE GROUP LOOK LIKE ONCE THE ACQUISITION IS COMPLETE?

▪	Once CSS joins DG, it will form part of the DG Americas business, doubling the size of our US operations

▪	As an enlarged group, we will:

o	Become well diversified – with operations in five regions, trading in over 80 countries

o	Hold world-class capabilities – reinforcing DG’s position as the global industry leader in gift packaging, whilst establishing a leading position within the US craft market

o	Have global scale – approximately 4,000 employees, serving over 10,000 customers, with products in over 200,000 stores worldwide

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▪	As you may imagine with an acquisition of this size, considerable integration planning has been, and continues to be, undertaken in preparation for CSS joining DG

▪	Whilst we are not at the stage where we can share the detail of this planning, we will following completion be in a position to detail the new enlarged group organisational design and operating structure which will enable us to better serve our expanded customer base with a broader product offering

▪	The integration process itself will take some time. There will be certain activities which will be able to occur quicker than others, and some which are more complex and may only be achieved over a longer period

▪	At completion, we plan to launch our new co-branding which will address how CSS and other key CSS brand names will be used, and also providing initial guidelines on working with shared customers and vendors

WHAT WILL THE IMPACT OF THE ACQUISITION BE ON DG EMPLOYEES?

▪	At present, there will be no impact on DG employees – it is business as usual until such time as the acquisition completes as we continue to operate as separate businesses

▪	Whilst there may be some disruption during the integration period, we aim to minimise this through careful and considered planning and implementation to ensure business continuity

▪	In order to realise the full benefits of the bringing together of the two businesses, changes will be required but we would hope this acquisition is seen as tremendously beneficial for the Group as a whole and our key stakeholders as we look to use this acquisition as a platform for further growth

▪	Further detail regarding the future organisational design of DG will be made available following completion

WHERE CAN I READ MORE ABOUT THE ACQUISITION?

▪	Further, more detailed information regarding the acquisition of CSS can be found via the Regulatory News Service announcement released on 20 January 2020:

https://www.londonstockexchange.com/exchange/news/market-news/market-news-detail/IGR/14391239.html

In addition, a copy of DG’s trade announcement has been circulated internally, and CSS’ announcement is located here

https://investors.cssindustries.com/for-investors/press-releases/press-release-details/2020/CSS-Industries-Announces-Acquisition-by-IG-Design-Group-plc/default.aspx

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